As filed with the Securities and Exchange Commission on March 31, 2008

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STONE CONSULTING SERVICES, INC.

(Name of Registrant in its Charter)

Delaware	8742	20-8066540
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

18 Ozone Avenue,
Venice, CA 90291
Telephone: (310) 399-1444
Telecopier: (310) 399-8788
(Address and telephone number of principal executive offices)

Michael Stone
Chief Executive Officer
18 Ozone Avenue,
Venice, CA 90291
Telephone: (310) 399-1444
Telecopier: (310) 399-8788
 (Name, address and telephone number of agent for service)

Copies to:
Elliot H. Lutzker, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York, New York 10103-0084
Telephone: (212) 841-0707
Telecopier: (212) 262-5152

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed MaximumAggregate Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value	500,000	(2)	$.10	$50,000	$1.97
TOTAL	500,000		$.10	$50,000	$1.97

(1)
Represents the initial fixed price per share for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the “Act”). This is a bona fide estimate of the maximum offering price based, in part, on the last private sale of the Registrant’s securities and calculations determined by management. If our shares are listed on the OTCBB, the Registrant will file a post-effective amendment to this registration statement to reflect that the shares offered hereby may be sold at prices relating to the prevailing market prices, at privately negotiated prices or through a combination of such methods, which may change from time to time and from offer to offer.

(2)	These shares were sold to investors in the Registrant’s July 2007 Private Placement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — MARCH 31, 2008

PROSPECTUS

500,000 Shares of Common Stock

STONE CONSULTING SERVICES, INC.

This prospectus relates to the public offering (“Offering”) of 500,000 shares of Common Stock (the “Shares”) sold to investors in a July 2007 Private Placement offering. The Shares will be offered from time to time for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus.

We intend to seek a listing of our Common Stock on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Until such time, if ever, that our Common Stock is listed on the OTCBB, or otherwise traded, the Shares may only be sold by the Selling Stockholders at an initial fixed price of $.10 per share. If our shares are listed on the OTCBB we will file a post-effective amendment to this registration statement to reflect the Shares offered hereby may be sold at prices relating to the prevailing market prices, at privately negotiated prices or through a combination of such methods, which may change from time to time and from offer to offer.

These securities involve a high degree of risk and immediate substantial dilution and should be purchased only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is  ____________ __, 2008

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The Shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

PROSPECTUS SUMMARY

Use of Names

Throughout this prospectus, the terms “we,” “us,” “our” and “our company” refers to Stone Consulting Services, Inc. (“Stone Consulting” or the “Company”).

Our Company

Stone Consulting Services, Inc. was formed on December 11, 2006, to provide “management consulting” and “strategy consulting” services and to assist in the areas of business development and operational management for small business owners, professionals, and companies within the pharmaceutical, medical (including psychology), and health-care sectors (the “Services”). These were chosen because of management’s knowledge and experience in managing and forming companies within the aforementioned sectors.

The consulting industry is highly fragmented and highly competitive. Within the industry, the pharmaceutical, medical (including psychology), and health-care sectors represent smaller, niche sub-areas. In particular, the Company focuses small to mid-sized businesses within the aforementioned sectors, which tend to be ignored by larger consulting firms and represent an opportunity for the company to provide the Services and advise clients. Stone Consulting’s management may consider any other sector or industry outside its primary focus, if future evaluations lead us to a sector or industry focus, from time to time, which management believes is in the Company’s best interest.

In providing the Services, the Company intends to focus mainly on handling management issues, improving management processes, and provides “best practices” recommendations, as well as strategic planning, financial planning and budgeting, internal controls planning, organizational and human resource planning. The Company also advises clients on scientific and technical issues. The Company uses its broad network of contacts and experts within the pharmaceutical, medical (including psychology), and health-care sectors in connection with (1) product and customer development (pharmaceuticals), (2) investments in or by small medical or psychology practice groups, or (3) acquisition or divestiture strategies with respect to the client’s businesses.

The Company generally engages clients on a project-by-project basis and may in the future engage clients on a “retainer” basis, depending on the nature of services requested. The Company expects to face competition mainly from smaller, “boutique” consultants, and, to a lesser degree, specialized departments of larger consulting firms. See “Consulting Industry Risk Factors.” Currently, our only employee is our founder and CEO Michael Stone, however, the Company intends to hire qualified employees in the future.

The Company plans to engage local or regional clientele, due to its current size. The nature of the pharmaceutical and heathcare sectors, in particular, would permit the Company to engage projects on the national level. It intends to develop clients on the national level as business matures.

The consulting business lies within the private sector and is not subject to significant governmental regulation. There are currently no registration or licensing fees associated with the particular kind of consulting business in which the Company is engaged. As such, the Company does not anticipate significant costs or other effects in terms of compliance with governmental regulation (existing or probable) with respect to its business. In addition, as the Company does not own any real property and does not engage in a business that is typically subjected to significant environmental law (federal, state, and local) compliance burdens, such as the oil, manufacturing, or computer industries, it does not anticipate significant costs of compliance or other effects with respect to such environmental laws.

Management is continuing to do extensive research and evaluation to finalize a specific business plan that will be used to seek permanent funding. The Company’s management believes that it will be able to obtain sufficient funding to carry out its business strategy, as described above, based on revenues from the Services in addition to financings through the sale of the Company’s securities and/or other sources of financing. The Company needs to raise approximately $110,000 in working capital in order to pursue such business strategy over the next 12 months. Most of management’s time immediately going forward will be focused on capital formation and generating new clients. However, as the Services provided by the Company are largely the product of management’s knowledge and experience, and that of qualified personnel that are hired by the Company, it is not anticipated that the Company will expend significant resources on research and development activities with respect to the Services until its operations become more firmly established.

Please see the “Risk Factors” section commencing on page 7 for more information concerning the risks of investing in our Company.

Shares Offered Hereby

Between July and August of 2007, the Company sold 500,000 Shares of its common stock at a purchase price of $.10 per share or an aggregate of $50,000 pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “July 2007 Private Placement”).

This is the initial registration statement of the Company and is for the purpose of allowing non-affiliated Selling Stockholders to resell their Shares at their own discretion. There are no past transactions of this kind and no founders’ shares are being registered for resale. The Selling Stockholders are people known or related to the Company and its management or people doing business with the Company. The principal reason that Shares were sold to friends, business associates and relatives of the Company’s founders is because the founder felt that such persons would be willing to make a nominal investment for their shares. No Shares were offered to anyone whose names do not appear in the “Selling Stockholders” section of this Prospectus.

The Company shall receive no consideration, directly or indirectly, in connection with the future sale of the Shares registered under this registration statement by Selling Stockholders. In order for the Company to receive proceeds from the exercise of warrants, a current prospectus will need to be in effect. Once a fundamental change in the Company occurs and/or the Company lists its Common Stock on the OTCBB, we will be required to file a post-effective amendment to the registration statement before any warrants can be exercised. Other than the $50,000 received in connection with the July 2007 Private Placement, the Company has not received any compensation in connection with this Offering. The costs of registering the Shares and other costs relating to the Offering are approximately $40,000.

Summary Financial Information

The following summary financial information is derived from the more detailed audited financial statements and the notes to those statements appearing at the back of this prospectus. You should read those financial statements and notes for a further explanation of the financial data summarized below.

	As of December 31, 2007	As of December 31, 2006
	(audited)	(audited)
Balance Sheet Data:
Cash	$24,656	6,309
Total assets	24,656	6,309
Total current liabilities	6,554	560
Deficit accumulated during the development stage	(19,898)	749
Total stockholders’ equity	17,602	5,249

	The Year Ended December 31, 2007	The Period Ended December 31, 2006	Cumulative from December 11, 2006 (Date of Inception) to December 31, 2007
Statement of Operations Data:
Revenues	$2,500	$2,000	$4,500
Operating expenses	22,347	1,016	23,363
Net income (loss)	(20,647)	749	(19,898)
Basic and diluted (loss) per share	(0.01)	0.00	(0.00)
Weighted Average shares outstanding	4,652,055	4,500,000

RISK FACTORS

You should carefully consider the risks and uncertainties described below before you decide to buy Shares of the Company in connection with this offering (the “Offering”). While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only ones facing us. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In these circumstances, the value of our Shares could decline, and you could lose all or part of the money you paid to buy our Shares.

An investment in the Shares offered hereby involves a very high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. The following factors, in addition to those discussed elsewhere in this document, should be considered carefully in evaluating the Company and its business. The order of presentation of each risk factor is not indicative of the relative importance of such factor. Moreover, the following risk factors are not necessarily exhaustive of the risk factors necessary to make an investment decision.

Risks Related to Our Business

We Are An Early Stage Development Company And Have A Minimal Operating History.

We were recently formed and have a minimal operating history. As a result, it is difficult for us to accurately forecast our future operating performance. Furthermore, the Company’s Management has minimal experience in the consulting industry and in providing the Services. Our prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered by companies in the early stage of development. Many of these factors are beyond our control, including unanticipated operational research and business development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business strategy, as described in this registration statement, or any developing business plan will materialize or prove successful, or that we will commence commercial operations.

Mr. Stone Has No Previous Experience In The Consulting Industry.

Mr. Stone is a private investor who, despite having a background in managing and forming companies within the targeted business sectors and industries, now seeks to function as a consultant, and has no formal training or professional experience in the consulting industry. Furthermore, if management decides, at a future point in time, it would be in the best interest of the Company to change its focus, his role as a consultant may involve him in other industries with which he is not familiar.

We Expect to Continue to Incur Losses for the Near-Future.

We project that we will continue to incur development and administrative expenses and operate at a loss for at least the next several years until the Company has had the opportunity to develop. We will need to generate significant revenues to achieve sustained profitability. We cannot be certain whether or when this will occur because of the significant uncertainties with respect to our business.

Our Capitalization Is Inadequate.

We only recently commenced commercial operations and are without significant revenues and have depended on the proceeds of the 2007 July Private Placement for working capital. There can be no assurance that any additional financings will be available to us when needed or on terms that are acceptable to us or that we will have adequate revenues from our operations. The inability to secure additional financing would prevent us from continuing commercial operations, which would result in the loss of your investment in the Company.

Our Financial Statements Have Been Prepared Assuming That The Company Will Continue As A Going Concern.

The accompanying financial statements to this prospectus have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company’s dependence on the continued services of Michael Stone and its requirement for additional capital for growth, raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report dated March 10, 2008.

We May Not Be Able To Successfully Compete Against Companies With Substantially Greater Resources.

Substantially all of our future competitors are larger and have many more employees and substantially greater operating and financial resources than we do and thus will be able to exert significant influence on the markets in which we will be competing. They also have significantly longer operating histories and more established relationships within the consulting industry. They can use their experience and resources against us in a variety of competitive ways. Although we intended to offer a competitively priced fee structure, there can be no assurance that any future competition by our competitors, if it develops, will not have a material adverse effect on our operations which would prevent us from carrying out our business strategy.

Our Business May Be Subject To Fluctuations In The Economy And Geopolitical Events.

Our business could be affected by general economic conditions and those specific to the consulting industry and/or the pharmaceutical, medical, or health-care sectors. In addition, our business could be affected by geopolitical events such as war, threat of war or terrorist actions. An economic downturn or geopolitical event could materially and adversely affect our business and financial condition.

If We Lose The Services Of Our President, We Will Not Be Able To Execute Our Business Strategy.

Our future success currently depends entirely upon the continued service of Michael Stone, our founder, President and sole Director. Michael Stone is critical to the overall management of the Company, as well as the development of our business strategy and our strategic direction. Although we intend to enter into an employment agreement with Michael Stone prior to the effective date of its prospectus, as well as other executive officers in the future, at this stage in our history, the loss or unavailability of Michael Stone would be expected to seriously impede our ability to execute our business plan.

If We Are Unable To Hire, Retain Or Motivate Qualified Personnel, Consultants And Advisors, We May Not Be Able To Grow Effectively.

Our performance will be largely dependent on the talents and efforts of Mr. Stone, as well as other highly skilled individuals that may be hired by the Company in the future. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on the continued services of our key consultants and advisors. The loss of their services could negatively impact our business and our ability to execute our business strategy.

The Loss, Modification, Or Delay Of Large Or Multiple Contracts May Negatively Impact Our Financial Performance.

The contracts of the Company have generally been for terms of relatively short duration and clients of the Company generally will have the ability to delay the execution of services or reduce the number of hours that services are required. Our clients generally will have the ability to terminate their contracts with us upon a relatively short notice period upon the occurrence of certain defined events “for cause”, however, contracts in the future may allow for termination upon short notice “without cause.” The loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our operating results, possibly materially.

Fixed Rate Contracts Could Hurt Our Operating Results

Although our contracts are mainly based on hourly rates, provide for reimbursement of expenses paid, or otherwise have a certain degree of flexibility with respect to payment terms, we may, in the course of doing business, enter into contracts of a fixed rate or flat fee nature. If we fail to adequately price such contracts or if we experience significant cost overruns, our gross margins on such contracts would be reduced and we could lose money in connection therewith. We may have to commit unanticipated resources to complete projects, which would result in lower gross margins on those projects.

As We Depend on A Small Number of Clients Within a Narrow Range of Business Sectors For Most Of Our Business, The Loss Of Business From A Significant Client Could Harm Our Business, Revenue And Financial Condition.

A small number of clients may, at any given time, represent all or a significant part of our consolidated revenue. This trend may continue indefinitely. The loss of, or a material reduction in the business of, a significant client could cause a substantial decrease in our revenue and adversely affect our business and financial condition, possibly materially.

We Will Rely Heavily On Our Relationships With Professionals In The Pharmaceutical, Medical, And Health-Care Sectors For Our Services And Our Failure To Maintain These Relationships Could Adversely Affect Our Business.

Our success depends largely upon arrangements with pharmaceutical, medical, and other healthcare professionals and their relationships with the customers in the marketplace. Our failure to maintain relationships for marketing our services could have an adverse effect on our business.

Risks Related to Our Securities

New Stockholders Will Suffer Dilution.

Michael Stone acquired his shares of Common Stock, which constitute 90% of the issued and outstanding shares of Common Stock, at a cost substantially less than that which investors in this Offering may purchase their Shares. Therefore, the investors in this Offering, as well as those in subsequent financings, will bear a substantial portion of the risk of loss, while control of the Company will remain in the hands of the current management of the Company.

The Determination Of The Offering Price Of The Shares Was Arbitrary.

The Offering Price of the Shares was arbitrarily determined by the Company. Among the factors considered in determining these prices were estimates of the Company’s prospects, the background of management and current conditions in the securities markets and in the consulting industry. There is, however, no relationship between the Offering price of the Shares and the Company’s assets, current earnings, book value or any other objective criteria of value. Thus, the Company cannot assure investors that the Common Stock may be resold for the purchase price paid by an investor or, for that matter, any price.

The Company Does Not Intend To Pay Dividends To Its Stockholders.

We do not intend to declare or pay cash dividends to our stockholders until we have achieved profitability, if ever. The Company cannot provide any assurance that it will be able to pay any dividends to holders of Common Stock.

We Are Subject To Critical Accounting Policies, And We May Interpret Or Implement Required Policies Incorrectly.

We will follow generally accepted accounting principles for the U.S. in preparing our financial statements. As part of this process, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Lack Of Trading Market.

Investors of the Shares offered hereby must be able to bear the economic risks of their investment. No trading market exists for the Shares and there can be no assurance that a market for the Shares will ever develop. Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), requires at least a six month holding period prior to the resale of securities by non-affiliates acquired in a non-public offering provided the issuer maintains current public information for a period of at least 90 days immediately prior to the sale, or one year otherwise, without having to satisfy the registration requirements of the Securities Act. There can be no assurance that we will fulfill in the future any reporting requirements under the Exchange Act, or disseminate to the public any current financial or other information concerning the Company, as required by Rule 144 as one of the conditions of its availability.

Trading On The OTC Bulletin Board May Be Detrimental To Investors.

We intend to apply for a listing of our Common Stock on the OTC Bulletin Board. Securities traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. If we obtain a listing, of which there can be no assurance, we cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our Common Stock Is Subject To Restrictions On Sales By Broker-Dealers And Penny Stock Rules, Which May Be Detrimental To Investors.

Our Common Stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Directors And Officers Have Limited Liability

As permitted by the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation and by-laws limits the personal liability of each of its officers and directors to the Company and its stockholders for monetary damages for breach of duty as a officer or director except in certain circumstances. Accordingly, except in such certain circumstances, the Company’s officers and directors will not be liable to the Company or its stockholders for breach of such duty.

The Company will also indemnify any and all persons whom it shall have the power to indemnify under the General Corporation Law of the State of Delaware for acts or omissions relating to the Company’s business or activities.

Our Voting Control Is Concentrated And Such Concentration May Discourage Changes That Stockholders May Consider Favorable.

Our principal shareholder owns or controls 90% of our outstanding voting equity securities. Due to the small size of this Offering in relation to the number of Shares held by our principal shareholder, he will retain the ability to control and significantly influence the outcome of all matters requiring shareholder approval, including the election and removal of a majority of our directors, and the ability to significantly influence our management and our affairs.

We Can Provide No Assurance That Our Internal Control Over Our Financial Reporting Will Be Effective Under Section 404 Of The Sarbanes-Oxley Act of 2002. Establishing Internal Controls Over Our Financial Reporting, Following The Transition Period For Newly Public Companies, Is Likely To Increase Our Costs.

Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules issued thereunder have required certain changes in the corporate governance, securities disclosure and compliance practices of United States public companies. Our compliance with these rules is likely to increase our general and administrative costs. In particular, our management is required to conduct an evaluation of the effectiveness of our internal control over financial reporting. Since we will be a newly public company, in accordance with Item 308T of Regulation S-K, we are not required to provide a report of management on our internal controls over financial reporting until either we had been required to file an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year or have filed an annual report with the Commission for the prior fiscal year. In the first annual report that we file, we are required to include the following statement: “This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.”  Following our transition period as a newly public company, we will be required to include in our annual report on Form 10-K a report on our management’s assessment of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will also issue an audit report on management’s assessment and on our internal control over financial reporting as of each year end, beginning December 31, 2008 unless such compliance date is further extended by the SEC. We expect that SOX and such other laws, rules and regulations promulgated thereunder will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance in the United States.

Given the complexities and inherent risks associated with the operation of internal control over financial reporting, we can provide no assurance that our internal control over financial reporting will be effective under Section 404. Moreover, we can provide no assurance as to any matters that might be reported in our management’s assessment of our internal control over financial reporting or our independent registered public accounting firm’s audit report. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or FINRA. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. Additionally, ineffective internal control over financial reporting could cause investors to lose confidence in our reported financial information and could result in a lower trading price for our securities.

Preferred Stock as an anti-takeover device.

We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors have the authority to issue these shares without stockholder approval, subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

Consulting Industry Risk Factors

The following risk factors, among others, are expected to have an impact on the ability of the Company to continue providing consulting services, in general, and with respect to the pharmaceutical, medical and health-care sectors. Although it is not anticipated, the Company may in the future provide consulting services for industries or business sectors other than pharmaceutical, medical, and health-care, in the event management reasonably determines such change of industry focus to be in the best interest of the Company. This is not meant to be a complete list and is expected to change as our operations continue to develop:

•
The consulting industry can be greatly influenced by economy (domestic, international, or local, depending on the size and focus of the consulting firm), and fluctuations resulting therefrom can cause extreme volatility in workload.

•
Consultants focusing on the pharmaceutical, medical, and health-care sectors are highly competitive and are further fragmented into particular sub-specialties within the aforementioned sectors, including management/strategic, regulatory, information technology, or scientific.  Our competitors include mainly “boutique” consultants focusing on specific aspects of management/strategic consulting within the medical, pharmaceutical, and health-care sectors, specialized departments of larger consulting companies, and, to a lesser degree, specialty service providers (including advertising/promotional companies) or in-house departments of pharmaceutical companies.

•
Numerous governments, including the U.S. government and foreign governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If these efforts are successful, pharmaceutical, medical, and health care providers may react by spending less on services provided by the Company.

•
Various demographics and industry specific trends may help drive growth in the pharmaceutical, medical, and health-care sectors, including: (1) a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy; (2) a growing emphasis and awareness regarding health care issues and physical fitness; and (3) the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes. These trends and assumptions may or may not materialize or prove to be correct and could change in the future, in which case these business sectors may not grow as projected, which could negatively impact the ability of clients within such business sectors to pay for the services of the Company.

•
Some of our clientele may be subject to extensive regulation and review by numerous governmental authorities in the United States. The pre-marketing approval process can be particularly expensive, uncertain, and lengthy, and a number of medical devices and pharmaceuticals, for which Food and Drug Administration (“FDA”) approval has been sought by other companies, have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern the marketing, manufacturing, distribution, labeling, and record keeping (i.e., HIPAA) of our clientele. Compliance with applicable regulatory requirements is costly, with violations potentially resulting in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution, all of which could affect the ability of clients in violation of regulatory requirements to pay for the services of the Company.

•
In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical products and pharmaceutical manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. If companies regulated by the FDA or similar foreign regulatory authorities needed fewer of our services, we would have fewer business opportunities and our revenues would decrease, possibly materially.

Unidentified Risks

The foregoing discussion is not a complete list or explanation of the risks involved with an investment in the Company. Additional risks will likely be experienced that are not presently foreseen by us. Investors are not to construe this registration statement as constituting legal or tax advice. Before making any decision to invest in us, investors should read the entire registration statement, and consult with their own investment, legal, tax and other professional advisors.

Investors should be aware that we will assert that the investor consented to the risks and the conflicts of interest described or inherent in registration statement if the Investor brings a claim against us or any of our directors, officers, managers, employee, advisors, agents or representatives.

DETERMINATION OF OFFERING PRICE

The public offering price was arbitrarily determined based mainly on the price of common stock subscribed for in the July 2007 Private Placement. The price does not bear any relationship to our book value, assets, prospective earnings or any other recognized criteria of value.

DILUTION AND OTHER COMPARATIVE PER SHARE DATA

General

The following tables summarize as of the date of this prospectus for present and public stockholders:

•	the number of shares of common stock purchased from us;

•	the number of shares purchased as a percentage of our total outstanding shares;

•	the aggregate consideration for such shares;

•	the aggregate consideration as a percentage of total consideration; and

•	the average consideration per share for such shares.

	Shares of common stock purchased	% of total shares	Aggregate consideration	% of total consideration	Average consideration per share
Public investors	500,000	10.0%	$50,000	91.74%	$0.10
Present stockholders	4,500,000	90.0%	4,500	8.26%	$0.001
Total	5,000,000	100.0%	$54,500	100.0%

USE OF PROCEEDS

We will not receive proceeds from the sale of Shares offered hereby by the Selling Stockholders. In July 2007, the Company sold 500,000 shares of its common stock to seven (7) persons for $50,000 pursuant to Regulation D under the Securities Act, as amended. The sale of such shares was not specifically intended to raise financing since the funds raised were de minimis and were for the purpose of covering formation costs and the costs of this registration statement. The July 2007 Private Placement was primarily intended to establish a shareholder base whose shares could be registered in order to create a public market for our securities and was also intended to get relatives and business associates of management involved in our business. This will enable the Company to be able to execute its business plan of, among other things, acquiring companies as a public company which could register additional securities of the Company issued to prior owners of acquired companies as transaction consideration, while internally growing the business.

PLAN OF OPERATIONS

We are currently in the development stage and in the process of raising capital, sourcing clients, and exploring acquisition candidates. All our activities since inception have been related to our formation, proposed financing and the search for acceptable acquisition targets. Management is actively exploring acquisition candidates through its network of lawyers, accountants and investment banking relationships.

The Company has relied on its initial capitalization from a $500 note from its founder on an interest-free basis, as provided for in Exhibit 10.1 hereto (the “First Advance”), the July 2007 Private Placement of $50,000 (of which the Company received a net amount of $33,000), as well as an aggregate of $4,500 in revenues from client(s). The Company is using the proceeds of the July 2007 Private Placement to pay its organizational expenses, audit, legal expenses and advisory fees and the preparation and filing of this registration statement.

The ability of the Company to implement its business plan depends upon the Company’s ability to have this registration statement declared effective. The Company does not have any material commitments for expenditures. It intends to raise additional funds from new investors in order to fund its proposed operations.

The Company does not intend to hire any additional employees, enter into an office lease or make any other significant expenditures until it more firmly establishes its commercial operations. While the Company may seek potential acquisitions for which it would then seek financing, it currently has no agreements, arrangements or understandings to acquire any other company.

In the event the Company can establish a public market for its securities, Management believes it can raise subsequent funds to implement its business strategy and support the Company’s operations over the next 12 months.

As of December 31, 2007, we had not incurred any material costs or expenses other than those associated with formation of the Company, legal costs relating to work performed on the Company’s registration statement of approximately $25,000, accounting fees of approximately $10,000, financial printing costs of approximately $1,000, and had cash on hand of $24,656. We anticipate that our operating expenses to continue to consist of these fees, as well as costs of doing business relating to our clients, such as travel expenses.

Mr. Stone loaned certain funds in the aggregate amount of $500 under the First Advance and shall provide additional funds in the future, in order to cover offering and operating expenses until we more firmly commence commercial operations.

We have no off-balance sheet financing arrangements.
BUSINESS

General

Stone Consulting Services, Inc. was formed on December 11, 2006, to provide “management consulting” and “strategy consulting” services as well as services in the areas of business development and operational management for small business owners, professionals, and companies within the pharmaceutical, medical (including psychology), and health-care sectors. These areas were chosen because of management’s knowledge and experience in managing and forming companies within the aforementioned sectors.

Industry Overview

Consulting refers to providing services to companies seeking solutions to problems facing their business. A company hires a consulting firm to provide knowledge or expertise that it does not have internally. Hiring an outside firm also brings a fresh perspective, objectivity, and the consultant’s experience with numerous other firms facing similar problems.

A management consultant focuses on how an organization can improve its performance and achieve its internal goals. Strategy consultants help a company evaluate the opportunities and competitive environment, then makes recommendations for its future direction and planning. Technical consultants provide specialized expertise on issues related to the company’s product characteristics, scientific issues, processes, methods, or internal systems,

The Company plans to market the expertise, analytical skill, and ability to make recommendations as a value-added service to its clients. The Company plans to use this expertise to provide guidance to solve strategic planning, financial, and marketing issues, The client engagements are generally priced on a “time and materials basis” according to the time required for the projects based on the billable hours and the billing rates of the employees. The Company may also negotiate flat-fee engagements with its clients.

Strategy

The Company plans to seek clients in the fields of pharmaceutical, medical (including psychology), and health-care sectors. Additional employees will not be hired until the current employee is fully utilized and the Company more firmly establishes its commercial operations. New employees may be hired with different experience levels. Entry level employees’ time will be used to carry out assignments related to the client engagements, while more experienced employees will be expected to develop new business.

Customers

Since its inception in December 2006, the Company has been hired by two clients: (i) Orlando J. Ledon y Cartaya MD, Inc., pursuant to that certain consulting agreement, dated December 14, 2006 (the “Cartaya Consulting Agreement”), filed herewith as Exhibit 10.2, which engagement generated $2,500 in revenues during fiscal year 2007 and $1,000 during fiscal year 2006; and (ii) Lore E. Stone, Ph.D d/b/a “Center for Personal Growth”, a clinical psychologist and mother of Michael Stone, which engagement generated $1,000 in revenues in fiscal year 2006 pursuant to that certain consulting agreement, dated December 14, 2006 (the “Lore Consulting Agreement”), filed herewith as Exhibit 10.3. The principals of both clients are each two percent stockholders of the Company and Selling Stockholders in this registration statement.

Revenue Model

The company anticipated earning revenue from its client engagements. These engagements generally may last from three weeks to six months, during which the Company may receive a retainer, bill as work is completed, or bill upon completion. Revenues from consulting services are billed on an hourly, daily or monthly rate. Revenue is recognized at the time the services are provided.

Competition

The consulting industry is highly competitive. There are consulting companies of all sizes and specialties in the Company’s regional market, as well as within its market niche. There are no licensing requirements, certifications, or registrations required to become a consultant, making the barriers to entering the field low. Despite such lower barriers to entry, the level of success of the consulting firm is typically based on its experience, skill and “track record.” Therefore, given the Company’s early stage, there is no guarantee that the Company shall attain the desired level of success or revenue. Competition may arise from new or existing firms, and new competitors may enter the Company’s regional market or specialty with greater resources at any time.

Government Regulation

There are no specific licensing, registration, or certification requirements for establishing or maintaining a consulting business of the size and nature as that operated by the Company. The Company is not aware of any legislation at Federal, State, or local levels that would change this status.

Legal Proceedings

The Company was recently formed and is not a party to any legal proceedings.

Facilities

The Company is operating from the residence of its CEO, Michael Stone, until the effective date of this registration statement.

Employees

As of the date of this prospectus, we had one full-time employee consisting of the one member of management. We will not hire additional personnel until the Company more firmly establishes its commercial operations.

MANAGEMENT

Executive Officer and Director

The following are our current executive officers and directors and their respective age and position as of the date of this registration statement:

Names	Age	Position
Michael Stone	53	President and Sole Director

Michael Stone has served as President and sole Director since the Company’s inception on December 11, 2006. Since 2004, Michael Stone has been self employed as a medical consultant and private investor focusing on capital markets. Between 1994 and 2004, Michael Stone was the President and Secretary of North American Home Health Supply, Inc., where he co-created a home delivery pharmacy and built it into a $15 million business before selling it at the end of 2004 for $7 million. Prior to that, he was the Operations Manager and Director of Finance at Psychological Health Center, Inc., where he managed the operations and cash flows for this medical (psychological and psychiatric evaluation and treatment) operation. He was responsible for increasing revenues from $100,000 annually to $5 million annually in four years. Prior to that, he was employed by Stauffer Chemicals/Rhone Poulenc, a multi-billion dollar chemical/pharmaceutical company, where he advanced through the ranks for fourteen years holding positions such as Project Engineer, member of the Strategic Planning Group, Product Manager, Director - Water Treatment Chemicals, and member of the Board of Directors of Kemrhone, a joint venture between Kemira and Rhone Poulenc.

No officer or director is required to make any specific amount or percentage of his business time available to us. Each officer of the Company intends to devote such amount of his or her time to our affairs as is required or deemed appropriate by the Company.

EXECUTIVE COMPENSATION

Since inception, we have paid no cash or non-cash executive compensation (including stock options or awards, perquisites, or deferred compensation plans), whatsoever, to Michael Stone, the sole officer and director of the Company. Following the date of this prospectus, our sole officer and director will also continue to not receive any form of cash compensation from the Company until such time as the Company otherwise more firmly establishes its commercial operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 11, 2006, in connection with the formation of the Company, Michael Stone, the founder of the Company purchased 4,500,000 Shares of common stock from the Company for an aggregate of $4,500, or $.001 per share.

On December 11, 2006, also in connection with the formation of the Company, Michael Stone, advanced $500 to the Company in the form of a loan on an interest-free basis. See Note filed as Exhibit 10.1 to this registration statement.

On December 14, 2006, the Company entered into the Lore Consulting Agreement with Lore E. Stone, PhD d/b/a “Center for Personal Growth.” This agreement provided for approximately $2,000 in income to the Company during fiscal year ended December 31, 2006. Lore E. Stone is the mother of Michael Stone, the Company’s founder, director and executive officer, and is a Selling Stockholder listed in this registration statement that beneficially owns approximately two percent (2%) of the issued and outstanding Shares of the Company.

On August 24, 2007, the Company completed an unregistered private offering under the Securities Act, as amended, relying upon the exemption from registration afforded by Rule 506 of Regulation D promulgated thereunder. In the July 2007 Private Placement, the Company sold 500,000 Shares of its $.001 par value common stock at a price of $.10 per share for $50,000 in cash. Included in the investors of that offering were Lore E. Stone (100,000 shares) and Deborah E. Stone (100,000 shares), mother and sister, respectively, of Michael Stone.

Meyers Associates, L.P., a registered broker-dealer, has served as a promoter of the Company in connection with the formation of the Company and the July 2007 Private Placement. Imtiaz Khan, an employee of Meyers Associates, L.P., in repayment of services provided by Meyers Associates received 50,000 shares of Common Stock in the Company in the July 2007 Private Placement.

We are provided office space, telephone and secretarial services from Michael Stone, our Chief Executive Officer, without charge on an oral basis. The Company intends to rent office space and hire administrative personnel following the date of this prospectus when the Company commences commercial operations.

Conflicts of Interest

In order to minimize potential conflicts of interest relating to non arms-length transactions based on our current business strategy, (i) we will not combine with any target business in which our officers, directors or stockholders, which include those listed in the “Selling Stockholders” section, below, or their respective affiliates, serve as officers, directors or partners or own or hold an ownership interest, (ii) none of such persons will receive from us or the target business or its principals any finder’s fees, consulting fees or similar compensation, whether in cash, securities or otherwise, for introducing to us a target business, and (iii) our management will not negotiate or otherwise consent to the purchase of their respective common stock as a condition of or in connection with our proposed combination with a target business. By virtue of having signed the registration statement of which this prospectus is a part, our directors and officers confirm that they know of no special circumstances under which, through their own initiative, this understanding will change.

However, in the event we are unable to implement our business strategy and are required to consider other industries or areas in the best interests of the Company, the possibility of potential conflicts of interests may exist with other business interests of Management.

In addition, our officers and directors currently have, or may in the future have, real or potential conflicts of interest with us in connection with their allocation of business time and with respect to corporate opportunities.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the number and percentage of common stock (being our only voting securities) beneficially owned by each officer and director, each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own 5% or more of our common stock, and all officers and directors as a group, as of the date of this prospectus.

	Amount and	Percentage of
	Nature of	Outstanding
	Beneficial	Shares Owned
Name	Ownership(1)	Before Offering (2)
Michael Stone	4,500,000	90%
All Officers and Directors as a Group (1 person)	4,500,000	90%

(1)
Unless otherwise indicated, the Company has been advised that all individuals listed have the sole power to vote and dispose of the number of Shares set forth opposite their names. For purposes of computing the number and percentage of Shares beneficially owned by a stockholder, any Shares which such person has the right to acquire within 60 days are deemed to be outstanding, but those Shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder.

(2)	Based on 5,000,000 shares of Company Common Stock, which represents all of the issued and outstanding capital stock as of the date of this prospectus.

SELLING STOCKHOLDERS

An aggregate of 500,000 Shares of Common Stock may be offered for sale and sold pursuant to this prospectus by the Selling Stockholders. The Shares are to be offered by and for the respective accounts of the Selling Stockholders. We have agreed to register all of the Shares under the Securities Act for resale by the Selling Stockholders and to pay all of the expenses in connection with such registration and sale of the Shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders. The Selling Stockholder are comprised of seven (7) persons that purchased restricted Common Stock in the Company in the July 2007 Private Placement, all of which stockholders are non-affiliates of the Company. The Selling Stockholders are people known or related to the Company and its Management or people doing business with the Company. These are persons that the founders felt would be willing to make a nominal investment in the Company for their shares. To the best of management’s knowledge, no Selling Stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer with the sole exception of Imtiaz Khan, who is an employee of Meyers Associates L.P., a registered broker-dealer engaged by the Company in connection with the July 2007 Private Placement. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Information with respect to the Selling Stockholders and the Shares of our common stock held by them and those Shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the Selling Stockholders has had any material relationship with us within the past three years, except as noted herein or in the notes to the following table.

	Number of Shares	Number of Shares Being Offered	Amount and Nature of Beneficial Ownership After the Sale of the Shares Being Offered Percentage(1)
Selling Stockholder	Owned Prior to Sale	for Sale(2)	Before	After
Lore E. Stone	100,000	100,000	2%	—
Deborah E. Stone	100,000	100,000	2%	—
Orlando Cartaya	100,000	100,000	2%	—
Robert Seguso	50,000	50,000	1%	—
Lee Kalt	50,000	50,000	1%	—
Margie Chassman	50,000	50,000	1%	—
Imtiaz Khan	50,000	50,000	1%	—
TOTAL	500,000	500,000	10%

(1)
As of February 26, 2008, we had 5,000,000 Shares of common stock issued and outstanding. Each person listed has sole investment and voting power with respect to the Shares, unless otherwise indicated. For purposes of this table, a person or group of persons is: (a) deemed to have “beneficial ownership” of any Shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all Shares registered hereby in this offering pursuant to this prospectus. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

We have authorized 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. There are issued and outstanding as of the date of this prospectus 5,000,000 shares of common stock held by eight (8) holders of record and no shares of preferred stock.

Common Stock

Each share of common stock entitles its holder to one vote, either in person or by proxy, at meetings of stockholders. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock can elect all of our directors. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions.

Preferred Stock

The Company has authorized the issuance of up to 5,000,000 shares of preferred stock at $.001 par value. No shares of preferred stock have been issued to date. The board of directors has the authority to designate one or more series of preferred stock. Such provisions are referred to as “blank check” provisions, as they give the board of directors the flexibility, from time to time, without further stockholder approval, to create preferred stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series.

If any series of preferred stock authorized by the board or directors provides for dividends, such dividends, when and as declared by the board of directors out of any funds legally available therefor, may be cumulative and may have a preference over the common stock as to the payment of such dividends. On the Company’s liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the board of directors when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could therefore result in a reduction in the assets available for distribution to the holders of common stock in the event of liquidation of the Company. Holders of common stock do not have any preemptive rights to acquire preferred stock or any other securities of the Company. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the preferred stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company’s management. In addition, the issuance of additional common stock or preferred stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the board of directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company is currently not considering the issuance of preferred stock for such financing or transactional purposes and has no agreements or understandings, or any present intention to issue any series of preferred stock.

Dividends

All shares of common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of legally available funds. Dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception, and we presently anticipate that we will not declare dividends in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and general business conditions and other pertinent facts.

No warrants, options, convertible securities or other rights to purchase securities of the Company have been issued to date.

State Blue Sky Information

Any eligibility of these Shares for resale is based upon the registration of the securities in such states or the availability of an applicable exemption from the state’s registration requirements, subject in each case to the exercise of the broad discretion and powers of the securities commission or other administrative bodies having jurisdiction in each state and any changes in statutes and regulations which may occur after the date of this prospectus.

Transfer Agent

The Company shall act as its own transfer agent until such time as our common stock is approved for trading on the OTCBB.

PLAN OF DISTRIBUTION

The Shares being offered for sale pursuant to this prospectus may be sold by the Selling Stockholders for their respective own accounts. Until such time, if ever, that the Shares are listed on the Over-the-Counter Bulletin Board (“OTCBB”) or otherwise traded, the Selling Stockholders must offer the Shares under this Prospectus at a fixed initial offering price of $.10 per share. The initial offering price is based, in part, on the last private sale of the Company’s Common Stock at $.10 per share and comparison by management of similarly situated companies. Upon listing of the Shares on the OTCBB or otherwise upon establishment of a trading market or a fundamental change in the Company occurs, we will file a post-effective amendment to this registration statement.

The Shares may be sold or transferred for value by the Selling Stockholders, in one or more transactions, in privately negotiated transactions or in a combination of such methods. Once a trading market is established from the shares, on the OTCBB or otherwise, they may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling or transferring the Shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers/transferees of the Shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares. The distribution of the Shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their Shares. The maximum compensation to be received by any FINRA member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. Any broker, dealer or affiliate of the Company that participates in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the FINRA Corporate Financing Rules.

Once the Shares begin trading the OTCBB or other market, or upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a post-effective amendment will be filed, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the trading market on which the Shares are being traded,

•	the name of each of such selling stockholder and the participating brokers and/or dealers,

•	the number of shares involved,

•	the price at which such shares are being sold,

•	the commissions paid or the discounts or concessions allowed to such brokers and/or dealers,

•	where applicable, that such brokers and/or dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and

•	other facts material to the transaction.

Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell or transfer any of the Shares being offered pursuant to this prospectus.

CERTAIN MARKET INFORMATION

This Offering is the initial public offering of our securities. Accordingly, there has been, and there currently is, no public trading market for our common stock. Although we intend to seek a listing for our common stock on the OTCBB, a public trading market may never develop or, if one develops, may not be sustained.

There is no guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, will be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

Between July and August of 2007, the Company sold 500,000 shares of its common stock at a purchase price of $.10 per share or an aggregate of $50,000 pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as amended. All the 500,000 shares purchased in the July 2007 Private Placement are registered hereby for resale.

On December 11, 2006, in connection with the formation of the Company, the Company sold 4,500,000 shares of Common Stock to its founder at $.001 per share, or an aggregate of $4,500. None of these shares are being registered hereby. There are no other outstanding options or warrants to purchase, or securities convertible into, our common stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to us or our stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors and officers regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

INSOFAR AS THE PROVISIONS OF OUR CERTIFICATE OF INCORPORATION OR BYLAWS PROVIDE FOR INDEMNIFICATION OF DIRECTORS OR OFFICERS FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND IS THEREFORE UNENFORCEABLE.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is intended to offer no securities other than the common stock. This prospectus may be used only where it is legal to offer and sell these securities. The information in this prospectus may be accurate on the date of this document only.

We have filed with the SEC a registration statement relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us or our securities please read the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, each such statement is qualified by reference to such contract or document.

We will file annual reports with financial statements, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings will be available to the public from the SEC’s website at www.sec.gov. We will distribute to our stockholders annual reports containing audited financial statements.

LEGAL MATTERS

The validity of the issuance and sale of the shares being offered by this prospectus has been passed upon for the Company by Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103.

EXPERTS

The financial statements of Stone Consulting Services, Inc. at December 31, 2007, appearing in this Prospectus and in the Registration Statement have been audited by Moore & Associates, Chartered, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

STONE CONSULTING SERVICES, INC.
(A DEVELOPMENT STAGE COMPANY)
AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Stone Consulting Services Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Stone Consulting Services, Inc. (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and from December 11, 2006 (Date of Inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone Consulting Services, Inc. (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and from December 11, 2006 (Date of Inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has an accumulated deficit of $19,898 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 10, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

Stone Consulting Services, Inc.
(A Development Stage Company)
Balance Sheets
For the Year ended December 31, 2007 and the Period Ended December 31, 2006

	December 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash	$24,656	$6,309

Total Assets	$24,656	$6,309

Liabilities and Stockholders' Equity

Current Liabilities:
Accrued liabilities	$5,754	$325
Income tax payable	800	235
Total Current Liabilities	6,554	560

Long-Term Debt
Shareholder loan	500	500

Total Liabilities	7,054	1,060

Stockholders' Equity
Common stock, $.001 par value 50,000,000 authorized
5,000,000 and 4,500,000 issued and outstanding	5,000	4,500
Additional Paid in Capital	32,500	-
Deficit Accumulated in the Development Stage	(19,898)	749
Total Stockholders' Equity	17,602	5,249
Total Liabilities and Stockholders' Equity	$24,656	$6,309

The Accompanying Notes are an Integral Part of the Financial Statements

Stone Consulting Services, Inc.
(A Development Stage Company)
Statements of Operations

	For the Year Ended December 31, 2007	For the Period Ended December 31, 2006	From December 11, 2006 (Date of Inception) to December 31, 2007
Consulting Revenue	$2,500	$2,000	$4,500

General administrative expenses	22,347	1,016	23,363

Income (loss) before provision for income tax	(19,847)	984	(18,863)

Income tax expense	(800)	(235)	(1,035)

Net Income (Loss)	$(20,647)	$749	$(19,898)

Basic and Diluted (Loss) per Common Share	$(0.01)	$0.00	$(0.00)

Basic and Diluted Weigted Average
Common Shares Outstanding	4,652,055	4,500,000

The Accompanying Notes are an Integral Part of the Financial Statements

Stone Consulting Services, Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity

	Common Stock		Paid in	Accumulated in the Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balances, December 11, 2006
(Date of Inception)	-	$ -	$ -	$ -	$ -

Shares issued to founder at $.001 per share, December 11, 2006	4,500,000	4,500	-	-	4,500

Net Income	-	-	-	749	749

Balance, December 31, 2006	4,500,000	4,500	-	749	5,249

Net proceeds from sale of common stock, August 2007	500,000	500	32,500	-	33,000

Net Loss	-	-	-	(20,647)	(20,647)
Balance, May 31, 2007	5,000,000	$5,000	$32,500	$(19,898)	$17,602

The Accompanying Notes are an Integral Part of the Financial Statements

Stone Consulting Services, Inc.
(A Development Stage Company)
Statements of Cash Flows

	For the Year Ended December 31, 2007	For the Period Ended December 31, 2006	From December 11, 2006 (Date of Inception) to December 31, 2007

Operating Activities:
Net income (loss)	$(20,647)	$749	$(19,898)
Adjustments to reconcile net income (loss) to net cash
Provided (used) by operating activities:	-	-	-
Changes in Assets and Liabilities:
Accrued liabilities	5,429	325	5,754
Income tax payable	565	235	800
Net Cash Provided (Used) by Operating Activities	(14,653)	1,309	(13,344)

Financing Activities:
Proceeds from sale of common stock	33,000	4,500	37,500
Proceeds from shareholder loan	-	500	500
Net Cash Provided by Financing Activities	33,000	5,000	38,000

Net Increase in Cash	18,347	6,309	24,656

Cash at Beginning of Year	6,309	-	-
Cash at End of Year	$24,656	$6,309	$24,656

Supplemental Disclosures:
Cash paid for income taxes	$235	$-	$235
Cash paid for interest	$-	$-	$-

Non Cash Transactions:	$-	$-	$-

The Accompanying Notes are an Integral Part of the Financial Statements

STONE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1: Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates:

Nature of Business and Basis of Presentation

Stone Consulting Services, Inc. (a development stage company) (“the Company”) was incorporated in the State of Delaware on December 11, 2006, to provide “management consulting” and “strategy consulting” services and to assist in the areas of business development and operational management for small business owners, professionals, and companies within the pharmaceutical, medical (including psychology), and health-care sectors.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7. “Accounting and Reporting By Development Stage Enterprises.” The Company is subject to the risks associated with activities of development stage companies.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Revenue Recognition:

Revenues from consulting services are billed on an hourly, daily or monthly rate. Revenue is recognized at the time the services are provided.

Income Taxes:

The Company complies with the provisions of SFAS No. 109 “Accounting for Income Taxes”. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Fair Value of Financial Instruments:

The carrying values of cash, cash equivalents, accrued liabilities and current notes payable approximate their fair values because of the short maturity of these instruments.

STONE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Income (Loss) Per Share:

In accordance with SFAS No. 128, “Earnings Per Share”, the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average  number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As at December 31, 2007, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding and as dilutive securities are not included in the weighted average number of shares when inclusion would increase the income per share or decrease the loss per share.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 is not expected to have a material affect on our financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140” (“SFAS 155”). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) as long as the entire instrument is valued on a fair value basis. The statement also resolves and clarifies other specific SFAS No. 133 and SFAS No. 140 related issues. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material affect on our financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value, if practicable. SFAS 156 permits an entity to choose either the amortization method or fair value measurement method for subsequent measurement of the servicing asset or servicing liability. SFAS 156 is effective for our fiscal year ending June 30, 2008. The adoption of SFAS 156 is not expected to have a material affect on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”). The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material affect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of Statement of Financial Accounting Standards Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not determined the impact of SFAS 159 on its financial position.

STONE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2: Related Party Transactions

On December 11, 2006, in connection with the formation of the Company, the founder of the Company purchased 4,500,000 shares of common stock from the Company for an aggregate of $4,500, or $.001 per share.

On December 11, 2006, also in connection with the formation of the Company, Michael Stone, the Company’s sole officer and director, advanced $500 to the Company in the form of a loan on an interest-free basis.

On August 24, 2007, the Company completed an unregistered private offering under the Securities Act relying upon the exemption from registration afforded by Rule 506 of Regulation D promulgated there under. In the July 2007 private placement, the Company sold 500,000 shares of its $.001 par value common stock at a price of $.10 per share for $50,000 in cash. Included in the investors were Lore E. Stone (100,000 shares) and Deborah E. Stone (100,000 shares), mother and sister, respectively, of Michael Stone.

The Company has been provided office space, telephone and secretarial services from our Chief Executive Officer, without charge. The Company intends to rent office space and hire administrative personnel when the Company commences commercial operations.

NOTE 3: Income Taxes

At December 31, 2007, deferred tax assets (liabilities) consist of the following:
Long-term portion:	2007
Net operating loss carryforwards:	$7,000
Less: valuation allowance	(7,000)
Deferred income taxes	$-

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, uncertainties exist that some or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As of December 31, 2007, the Company has federal and state loss carryforwards of approximately $18,600. The net operating loss carryforwards may be applied against future taxable income. The net operating loss carryforwards expire through December 31, 2027 and 2012, for federal and state income tax purposes, respectively.

The Company has established a valuation allowance as of December 31, 2007 in the amount of $7,000. The valuation allowance is equal to the full amount of the deferred tax asset due to the uncertainty of the utilization of operating losses in future periods.

NOTE 4: Stockholders’ Equity:

At December 31, 2007, the authorized capital of the Company consists of 55,000,000 shares of capital stock comprising 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of preferred stock. Both classes of stock have a par value of $0.001 per share. The preferred stock has voting and other rights and preferences as may be determined by the Board of Directors from time-to-time. As of December 31, 2007, there are 5,000,000 shares of common stock issued and outstanding. No shares of preferred stock have been issued.

Between July and August of 2007, the Company sold 500,000 Shares of its common stock at a purchase price of $.10 per share or an aggregate of $50,000 pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “July 2007 private placement”). The Company received net proceeds from the offering of $33,000.

STONE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5: Going Concern

The Company is an early stage development company and has minimal operating history in the field of consulting. Michael Stone, President, and sole Director, who despite having a background in managing and forming companies within the targeted business sectors and industries, now seeks to function as a consultant and has no formal training or professional experience in the consulting industry.

The future success of the Company currently depends on the continued services of Michael Stone. Mr. Stone is critical to the overall management of the Company as well as the development of the business strategy. The loss or unavailability of Mr. Stone will seriously impede the ability of the Company to continue its current operational plan.

At December 31, 2007, the Company has an accumulated deficit of $19,898. The Company has not generated significant revenues, and has generated operating losses while in the development stage.

The Company requires and is pursuing additional capital for growth and strategic plan implementation. Accordingly, the accompanying consolidated financial statements have been prepared assuming the Company will continue to operate and do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date

Through and including _____, 2008 (90 days from the date of this Prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

500,000 Shares of Common Stock

STONE CONSULTING SERVICES, INC.

_______, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

SEC Registration Fee	$1.97
Printing and Photocopy Expenses	1000
Legal Fees and Expenses	25,000
State Securities Qualification Fees and Expenses	2,500
Accounting and Auditing Fees and Expenses	10,000
Miscellaneous, including postage, courier, long distance telephone, etc.	1,498.03

Total	$40,000.00

Item 14.  Indemnification of Directors and Officers

The following statutes, charter provisions and by-laws are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the registrant which insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

The Registrant’s Certificate of Incorporation provides:

SEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Registrant’s By-laws provides:

ARTICLE VI.

INDEMNIFICATION AND ADVANCEMENTS

6.1 Indemnification. All directors, officers, employees or agents of the corporation or anyone serving as a director, officer, employee or agent of another corporation at the request of the corporation shall be indemnified by the corporation to the fullest extent and in the manner permitted by Section 145 of the DGCL.

6.2 Advances. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be advanced by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt from such person of the undertaking required by the DGCL.

Item 15.  Recent Sales of Unregistered Securities

On December 11, 2006, in connection with the formation of the Registrant, the Registrant sold 4,500,000 shares of Common Stock, at $.001 per share, to Michael Stone, its President and Chief Executive Officer.

Between July and August of 2007, the Company sold 500,000 shares of its common stock at a purchase price of $.10 per share or an aggregate of $50,000. After payment of various fees and expenses due to advisers, consultants, and attorneys, the Company received $33,000 in net proceeds. The registrant is using the proceeds for working capital and the general corporate purposes. There were no underwriters in connection with the above transactions. The registrant believes that these securities were issued in transactions not involving any public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The Board of Directors and executive officers were elected as of December 11, 2006, and are not aware of any other sales of unregistered securities of the registrant.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

*3 .1	Certificate of Incorporation of the registrant

*3 .2	By-Laws of the registrant

*4 .1	Form of Common Stock Certificate

*4.2	Form of Subscription Agreement, dated between July and August 2007

*5 .1	Opinion of Phillips Nizer LLP.

*10.1	Note in the principal amount of $500, dated December 11, 2006, between the Company and Michael Stone

*10.2	Consulting Agreement, dated December 14, 2006 between the Company and Orlando J. Ledon y Cartaya MD, Inc.

*10.3	Consulting Agreement, dated December 14, 2006, between the Company and Lore E. Stone, PhD d/b/a “Center For Personal Growth.”

*23 .1	Consent of Philips Nizer LLP (included in Exhibit 5.1)

*23 .2	Consent of Moore & Associates, Chartered.

*Filed herewith.

Item 17.  Undertakings

The registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4) For determining liability under the Act, to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as a part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, State of California, on the 31st day of March , 2008.

STONE CONSULTING SERVICES, INC.

/s/ Michael Stone
Michael Stone Sole Director, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Michael Stone Michael Stone	Sole Director, President and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	March 31, 2008

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Incorporation of the registrant

3.2	By-Laws of the registrant

4.1	Form of Common Stock Certificate

4.2	Form of Subscription Agreement, dated between July and August, 2007

5 .1	Opinion of Philips Nizer LLP

10.1	Note in the principal amount of $500, dated December 11, 2006, between the Company and Michael Stone.

10.2	Consulting Agreement, dated December 14, 2006, between the Company and Orlando J. Ledon y Cartaya MD, Inc.

10.3	Consulting Agreement, dated December 14, 2006, between the Company and Lore E. Stone, PhD d/b/a “Center For Personal Growth.”

23 .1	Consent of Philips Nizer LLP (included in Exhibit 5.1)

23 .2	Consent of Moore & Associates, Chartered